EXHIBIT 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of January 26, 2026 (the “Effective Date”), by and between:

VisionWave Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 300 Delaware Ave, Suite 210301, Wilmington, Delaware 19801 (“VisionWave”),

and

SaverOne 2014 Ltd., a company organized and existing under the laws of the State of Israel, with its principal place of business at Em Hamoshavot Rd 94, Petah Tikva, Israel (“SaverOne”).

VisionWave and SaverOne are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, VisionWave is a publicly traded company with its common stock listed on the Nasdaq Stock Market under the ticker symbol “VWAV” and is engaged in, among other things, RF-focused defense and military technology initiatives;

WHEREAS, SaverOne is a publicly traded company with American Depositary Shares listed on the Nasdaq Stock Market and is engaged in the development and commercialization of advanced transportation safety and RF-based technologies;

WHEREAS, the Parties entered into a non-binding Letter of Intent dated December 31, 2025 (the “LOI”), which summarized the principal terms of a proposed strategic transaction, including staged equity exchanges, board representation rights, and the establishment of SaverOne as the core operating platform for VisionWave’s RF-focused defense and military technology initiatives (the “RF Platform”);

WHEREAS, consistent with the LOI, the Parties now wish to execute a binding agreement to implement the staged exchange and related strategic collaboration, including the grant by VisionWave to SaverOne of non-exclusive license to all VWAV IP including certain RF-related intellectual property, technologies, know-how, and materials to support the integration and development of the RF Platform;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. EXCHANGE AND LICENSE GRANT

1.1 Transaction Structure

The transactions contemplated by this Agreement (the “Transaction”) shall be implemented in three sequential stages (each, a “Stage”), subject to the achievement of the Milestones (as defined below) and the satisfaction (or waiver) of the conditions set forth herein.

Upon completion of all Stages, VisionWave shall beneficially own approximately 51% of SaverOne’s issued and outstanding Ordinary Shares (on a fully diluted basis, excluding any dilutive effects from future issuances unrelated to this Agreement), and SaverOne shall own shares of VisionWave Common Stock having an aggregate value of USD $7,000,000 (subject to the Value Protection Mechanism in Section 1.6).

1.2 Stages of the Exchange

(a) Stage 1: Initial Exchange

Subject to the terms and conditions hereof, at the Stage 1 Closing (as defined below), (i) SaverOne shall issue to VisionWave, and VisionWave shall accept, newly issued Ordinary Shares of SaverOne (the “SaverOne Ordinary Shares”) representing 19.99% of SaverOne’s issued and outstanding share capital as of the Effective Date (calculated on a fully diluted basis, excluding any dilutive effects from future issuances unrelated to this Agreement) (the “Stage 1 SaverOne Shares”), and (ii) in exchange therefor, VisionWave shall issue to SaverOne, and SaverOne shall accept, shares of common stock of VisionWave (the “VisionWave Common Stock”) having an aggregate value equal to approx. 39.1877% of USD $7,000,000 (approximately USD $2,743,137), calculated based on the VWAV Average Price (as defined below) (the “Stage 1 VisionWave Shares”).

(b) Stage 2: Milestone 1 Exchange

Upon achievement of Milestone 1 (as certified in accordance with Section 1.4) and subject to the terms and conditions hereof, at the Stage 2 Closing, (i) SaverOne shall issue to VisionWave additional SaverOne Ordinary Shares representing 19.99% of SaverOne’s issued and outstanding share capital as of the date of achievement of Milestone 1 (calculated on a fully diluted basis, excluding any dilutive effects from future issuances unrelated to this Agreement) (the “Stage 2 SaverOne Shares”), and (ii) in exchange therefor, VisionWave shall issue to SaverOne additional VisionWave Common Stock having an aggregate value equal to approx. 39.1877% of USD $7,000,000 (approximately USD $2,743,137), calculated based on the VWAV Average Price as of the date of achievement of Milestone 1 (the “Stage 2 VisionWave Shares”).

(c) Stage 3: Milestone 2 Exchange

Upon achievement of Milestone 2 (as certified in accordance with Section 1.4) and subject to the terms and conditions hereof, at the Stage 3 Closing, (i) SaverOne shall issue to VisionWave additional SaverOne Ordinary Shares representing 11.02% of SaverOne’s issued and outstanding share capital as of the date of achievement of Milestone 2 (calculated on a fully diluted basis, excluding any dilutive effects from future issuances unrelated to this Agreement) (the “Stage 3 SaverOne Shares” and, together with the Stage 1 SaverOne Shares and Stage 2 SaverOne Shares, the “SaverOne Shares”), and (ii) in exchange therefor, VisionWave shall issue to SaverOne additional VisionWave Common Stock having an aggregate value equal to approx. 21.6246% of USD $7,000,000 (approximately USD $1,513,726), calculated based on the VWAV Average Price as of the date of achievement of Milestone 2 (the “Stage 3 VisionWave Shares” and, together with the Stage 1 VisionWave Shares and Stage 2 VisionWave Shares, the “VisionWave Shares”).

1.3 Valuation and Calculation of Shares

(a) The number of VisionWave Shares to be issued in each Stage shall be calculated by dividing the applicable dollar amount (as set forth in Section 1.2) by the VWAV Average Price. “VWAV Average Price” means the volume-weighted average price of VisionWave Common Stock as reported on the Nasdaq Stock Market over the five (5) consecutive trading days immediately preceding the applicable Closing Date (or, if such date is not a trading day, the immediately preceding trading day).

(b) The Parties shall confirm in writing the exact number of SaverOne Shares and VisionWave Shares to be issued in each Stage no later than five (5) Business Days prior to the applicable Closing.

(c) All shares issued hereunder shall be newly issued, duly authorized, validly issued, fully paid, and non-assessable, free and clear of all Liens (other than restrictions imposed by applicable securities laws), and issued in compliance with applicable securities laws.

1.4 Milestones

(a) “Milestone 1” means the completion, to the reasonable satisfaction of both Parties, of the operational integration of the VisionWave RF Technologies (as licensed pursuant to Section 1.5) into SaverOne, including the execution and full effectiveness of the non-exclusive License Agreement (as defined below), such that SaverOne serves as the primary operating entity for VisionWave’s RF capabilities in the defense and security domains.

(b) “Milestone 2” means the commencement of a pilot project in the defense and/or security sector with a governmental, military, homeland security, or equivalent defense-related end customer, or a private customer (including crowd funding for potential commercial use), utilizing the licensed and integrated RF capabilities pursuant to Milestone 1, as evidenced by a binding agreement with such customer and the initiation of project activities.

(c) Achievement of each Milestone shall be certified in writing by the boards of directors of both Parties (or a joint committee established therefor) within ten (10) Business Days of completion. If a dispute arises regarding Milestone achievement, it shall be resolved pursuant to Section 9.10. The applicable Stage Closing shall occur no later than fourteen (14) Business Days following such certification.

1.5 License Grant

(a) Subject to the terms and conditions of this Agreement (including satisfaction of conditions precedent and achievement of Milestones as applicable), VisionWave hereby grants to SaverOne, and SaverOne hereby accepts, an non-exclusive, non-transferable (except as expressly permitted herein), royalty-free, worldwide license with the right to sublicense, subject to confidentiality and other protections) under VisionWave’s Intellectual Property Rights in and to the VisionWave RF Technologies (as defined below) solely for the purpose of developing, integrating, testing, commercializing, and operating the RF Platform in the Field of Use (defense and security applications). VisionWave shall not, directly or indirectly, itself or through any third party, use or license the VisionWave RF Technologies to compete with SaverOne in the Field of Use.

(b) “VisionWave RF Technologies” means all patents, patent applications, know-how, trade secrets, software, technical data, designs, prototypes, documentation, and other intellectual property owned or controlled by VisionWave as of the Effective Date (or developed during the Term pursuant to this collaboration) relating to radio-frequency (RF) sensing, imaging, detection, and related technologies for defense and military applications, as more particularly described in Schedule 1.5 attached hereto.

(c) The license granted hereunder shall be effective as of the Effective Date (for initial access, evaluation, and limited integration work) and fully operational upon achievement of Milestone 1. The license shall continue for the Term of this Agreement (or until earlier termination), provided that upon achievement of each Milestone, SaverOne’s rights shall expand to include full commercial use rights in the Field of Use.

(d) Reservation of Rights. VisionWave reserves all rights not expressly granted herein, including the right to use, exploit, license (including exclusively to third parties outside the Field of Use), and enforce the VisionWave RF Technologies in any manner, except as limited by this Agreement. SaverOne shall not use the VisionWave RF Technologies outside the Field of Use or for any purpose competitive with VisionWave’s business.

(e) Subject to VWAV own 51% of SaverOne, Improvements. Any improvements, enhancements, or derivatives made by SaverOne to the VisionWave RF Technologies during the Term (“SaverOne Improvements”) shall be owned by SaverOne, but SaverOne shall grant VisionWave a non-exclusive, royalty-bearing, perpetual, irrevocable license (with the right to sublicense), on bona fide commercially negotiated terms, to use such SaverOne Improvements for any purpose.

(f) The Parties shall execute a separate non-Exclusive License Agreement (the “License Agreement”) in substantially the form attached as Exhibit A hereto concurrently with the execution of this Agreement. The License Agreement shall provide more detailed terms, including scope, field restrictions, confidentiality, infringement procedures, termination, audit rights, and other customary provisions. In the event of any conflict between this Section 1.5 and the License Agreement, the License Agreement shall control.

1.6 Value Protection Mechanism

To preserve the agreed aggregate economic value of the VisionWave Shares (USD $7,000,000), if the market price of VisionWave Common Stock declines by more than 10% from the VWAV Average Price used for any Stage during the ten (10) trading days following issuance, VisionWave shall issue additional VisionWave Common Stock or pre-funded warrants to SaverOne to make up the shortfall, subject to compliance with Nasdaq rules (including shareholder approval if required), applicable securities laws, and mutual agreement on terms. Such adjustment shall be calculated and settled within 30 days of the end of the measurement period.

1.7 Management Equity Grants

In parallel with the Transaction and as additional consideration, certain members of SaverOne’s management shall receive grants of VisionWave Common Stock under VisionWave’s equity incentive plan with an aggregate value of up to USD $3,000,000 (based on the VWAV Average Price as of the grant date), as further specified in Schedule 1.7, subject to consulting agreements, vesting schedules corresponding to the achievement of Milestone 1 and Milestone 2, performance milestones tied to the RF Platform, transfer restrictions, clawback provisions (e.g., for cause termination), and other customary terms to be set forth in separate award agreements.

1.8 Use of Proceeds

SaverOne shall use no less than 50% of the economic value of the VisionWave Shares (and any proceeds from sales thereof, subject to registration) primarily for the development, commercialization, and operation of the RF Platform, with detailed budgets and reporting requirements to be mutually agreed and monitored quarterly by a joint oversight committee.

2. REPRESENTATIONS AND WARRANTIES OF SAVERONE

SaverOne hereby represents and warrants to VisionWave, as of the Effective Date and as of each Closing Date (as though made on and as of such Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), that, except as set forth in the SaverOne Disclosure Schedules delivered by SaverOne to VisionWave herewith or as disclosed in the SaverOne SEC Documents filed with the SEC prior to the Effective Date (excluding any disclosures set forth in any “risk factors” section or any forward-looking statements):

2.1 Organization and Qualification. SaverOne is a company duly organized, validly existing, and in good standing under the laws of the State of Israel, with full corporate power and authority to own, lease, use, and operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted. SaverOne is duly qualified to do business and is in good standing as a foreign entity in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or used by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. SaverOne Disclosure Schedule 2.1 sets forth a true and complete list of all Subsidiaries of SaverOne, including for each such Subsidiary: (i) its jurisdiction of organization or incorporation; (ii) its authorized and outstanding Capital Stock or other equity interests; and (iii) the ownership thereof. No Subsidiary of SaverOne is in violation of any term of its articles of association, certificate of incorporation, bylaws, or other organizational documents.

2.2 Authorization; Enforcement; Validity. SaverOne has full corporate power and authority to execute and deliver this Agreement, the License Agreement, and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery, and performance of this Agreement and the other Transaction Documents by SaverOne, and the consummation by SaverOne of the Transaction, have been duly and validly authorized by SaverOne’s board of directors and, to the extent required under the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”) or SaverOne’s articles of association, by its shareholders. No other corporate proceedings on the part of SaverOne are necessary to authorize this Agreement, the other Transaction Documents, or the consummation of the Transaction. This Agreement has been, and each other Transaction Document to which SaverOne is a party will be, duly executed and delivered by SaverOne and, assuming due execution and delivery by VisionWave, constitutes or will constitute a legal, valid, and binding obligation of SaverOne, enforceable against SaverOne in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.3 Capitalization. As of the Effective Date, the authorized capital stock of SaverOne consists of 500,000,000,000 Ordinary Shares, par value NIS 0.01 per share, of which approximately 11,271,104,346 Ordinary Shares are issued and outstanding, approximately 3,582,334 Ordinary Shares are reserved for issuance pursuant to SaverOne’s equity incentive plans (of which approximately 1,720,166 are subject to outstanding awards), and no Ordinary Shares are held in treasury. SaverOne Disclosure Schedule 2.3 sets forth a true and complete list, as of the Effective Date, of: (a) the number of authorized shares of each class of capital stock of SaverOne and each of its Subsidiaries; (b) the number of issued and outstanding shares of each class of capital stock and other securities of SaverOne and each of its Subsidiaries, together with the name and number of shares and other securities held by each holder thereof; and (c) the number of shares of each class of capital stock of SaverOne and each of its Subsidiaries held in treasury. All of the outstanding and issuable shares of Capital Stock of SaverOne and each of its Subsidiaries have been, or upon issuance will be, duly authorized, validly issued, fully paid, and non-assessable. Except as set forth on SaverOne Disclosure Schedule 2.3: (i) no shares of the Capital Stock of SaverOne or any of its Subsidiaries are subject to preemptive rights or any other similar rights or any Liens created, suffered, or permitted by SaverOne or any of its Subsidiaries; (ii) there are no outstanding Options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or exercisable for, any shares of Capital Stock of SaverOne or any of its Subsidiaries, or contracts, commitments, understandings, or arrangements by which SaverOne or any of its Subsidiaries is or may become bound to issue additional shares of Capital Stock or Options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or exercisable for, any shares of Capital Stock of SaverOne or any of its Subsidiaries; (iii) to the Knowledge of SaverOne, there are no voting trusts, proxies, or other agreements, commitments, or understandings of any character with respect to the voting of any shares of Capital Stock of SaverOne or any of its Subsidiaries, and there are no agreements or arrangements under which SaverOne or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act or any applicable Israeli securities laws (except pursuant to the registration rights contemplated herein); (iv) there are no outstanding securities or instruments of SaverOne or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings, or arrangements by which SaverOne or any of its Subsidiaries is or may become bound to redeem a security of SaverOne or any of its Subsidiaries; (v) neither SaverOne nor any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vi) to the Knowledge of SaverOne, no officer or director of SaverOne or any of its Subsidiaries or beneficial owner of any outstanding Capital Stock of SaverOne or any of its Subsidiaries has pledged such Capital Stock in connection with a margin account or other loan secured by such Capital Stock. SaverOne has furnished to VisionWave true and complete copies of: (X) SaverOne’s articles of association, as amended and in effect; and (Y) the equivalent organizational documents of each Subsidiary, as amended and in effect.

2.4 Issuance of Securities. The SaverOne Shares to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid, and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities laws), and will rank pari passu with all other outstanding Ordinary Shares. The issuance of the SaverOne Shares will not be subject to any preemptive rights, rights of first refusal, or similar rights that have not been duly waived. The issuance and delivery of the SaverOne Shares will comply in all material respects with all applicable federal, state, and foreign securities laws, including the Securities Act (relying on the exemption provided by Regulation D thereunder or another applicable exemption), the Israeli Securities Law, 5728-1968, and the rules of the Nasdaq Stock Market. No registration under the Securities Act is required for the offer and issuance of the SaverOne Shares by SaverOne to VisionWave hereunder, and the SaverOne Shares will be issued as “restricted securities” within the meaning of Rule 144 under the Securities Act.

2.5 No Conflicts. The execution, delivery, and performance by SaverOne of this Agreement and the other Transaction Documents, the issuance and delivery of the SaverOne Shares, and the consummation of the Transaction do not and will not: (i) conflict with or violate any provision of SaverOne’s articles of association or the equivalent organizational documents of any Subsidiary; (ii) conflict with, violate, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or result in the creation of any Lien upon any of the properties or assets of SaverOne or any Subsidiary under, any Material Contract to which SaverOne or any Subsidiary is a party or by which any of their respective properties or assets are bound; or (iii) subject to obtaining the consents referred to in Section 2.6, contravene, conflict with, or violate any applicable Law or any judgment, order, decree, or Permit to which SaverOne or any Subsidiary is subject or by which any of their respective properties or assets are bound.

2.6 Consents. Except as set forth on SaverOne Disclosure Schedule 2.6, no consent, approval, order, authorization, registration, qualification, designation, declaration, or filing with any Governmental Entity or any third party is required on the part of SaverOne or any Subsidiary in connection with the execution, delivery, and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction, other than: (i) filings required under the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) approvals required under Nasdaq listing rules or the Israeli Companies Law; (iii) filings with the Israel Securities Authority; and (iv) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations, or filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

2.7 SaverOne SEC Documents; Financial Statements.

(a) Since January 1, 2023, SaverOne has timely filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act or the Securities Act (all of the foregoing filed prior to the Effective Date, including all exhibits and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SaverOne SEC Documents”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of such amendment or superseding filing), the SaverOne SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such SaverOne SEC Documents. None of the SaverOne SEC Documents, as of their respective dates (or, if amended or superseded, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. SaverOne has not received any written comments from the SEC staff that remain unresolved.

(b) The consolidated financial statements of SaverOne (including the related notes and schedules thereto) included in the SaverOne SEC Documents (the “SaverOne Financial Statements”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 6-K or other applicable SEC rules), and fairly present in all material respects the consolidated financial position, results of operations, cash flows, and changes in shareholders’ equity of SaverOne and its Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of certain footnotes, and other presentation items permitted by applicable SEC rules). The SaverOne Financial Statements are based on the books and records of SaverOne and its Subsidiaries, which have been maintained in accordance with sound business practices and applicable Law.

(c) SaverOne and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of a nature required by IFRS to be reflected on a consolidated balance sheet or in the notes thereto, except for (i) liabilities or obligations disclosed and provided for in the SaverOne Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the SaverOne Financial Statements that would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transaction.

(d) SaverOne maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. SaverOne has disclosed, based on its most recent evaluation prior to the Effective Date, to SaverOne’s auditors and the audit committee of its board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect SaverOne’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SaverOne’s internal control over financial reporting.

(e) Since the date of the most recent SaverOne SEC Document, no event has occurred that would require an amendment or supplement to any SaverOne SEC Document and as to which such an amendment or supplement has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) Business Days prior to the Effective Date.

2.8 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the SaverOne SEC Documents: (i) SaverOne and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (ii) there has not been any event, change, circumstance, occurrence, effect, result, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) neither SaverOne nor any of its Subsidiaries has incurred any material liability or obligation outside the ordinary course of business; (iv) neither SaverOne nor any of its Subsidiaries has declared or paid any dividends or made any distributions on its Capital Stock; (v) neither SaverOne nor any of its Subsidiaries has made any material capital expenditures or commitments therefor; (vi) neither SaverOne nor any of its Subsidiaries has sold, assigned, transferred, or otherwise disposed of any material assets, except in the ordinary course of business; (vii) there has been no material change in SaverOne’s accounting policies or practices; (viii) neither SaverOne nor any of its Subsidiaries has entered into, amended, or terminated any Material Contract; and (ix) neither SaverOne nor any of its Subsidiaries has agreed or committed to do any of the foregoing.

2.9 Litigation. Except as set forth on SaverOne Disclosure Schedule 2.9, there is no action, suit, claim, proceeding, arbitration, mediation, audit, hearing, investigation, litigation, or similar dispute (each, a “Proceeding”) pending or, to the Knowledge of SaverOne, threatened against or affecting SaverOne, any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of SaverOne or any Subsidiary in their capacities as such that (i) if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect or (ii) questions the validity of this Agreement, the other Transaction Documents, or the right of SaverOne to enter into them or to consummate the Transaction. Neither SaverOne nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, decree, stipulation, determination, or award of any Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect or materially interfere with the Transaction.

2.10 Compliance with Laws; Permits. SaverOne and each of its Subsidiaries is, and since January 1, 2023, has been, in compliance in all material respects with all Laws applicable to it or its business, properties, or assets, including, without limitation, securities laws, export control laws, data privacy and protection laws (including the Israeli Privacy Protection Law, 5741-1981, and the General Data Protection Regulation (EU) 2016/679, to the extent applicable), anti-corruption laws (including the U.S. Foreign Corrupt Practices Act of 1977 and the Israeli Penal Law, 5737-1977), and antitrust and competition laws. SaverOne and each Subsidiary holds all material licenses, permits, franchises, authorizations, consents, certificates, approvals, and registrations from Governmental Entities necessary for the lawful conduct of its business as currently conducted (collectively, “Permits”), and all such Permits are in full force and effect and will remain so upon consummation of the Transaction. No Proceeding is pending or, to the Knowledge of SaverOne, threatened that could result in the revocation, suspension, or material modification of any such Permit.

2.11 Intellectual Property.

(a) SaverOne Disclosure Schedule 2.11 sets forth a true and complete list of all Intellectual Property owned by or licensed to SaverOne or any Subsidiary that is material to its business (the “SaverOne Intellectual Property”), including for each item: (i) the owner; (ii) the jurisdiction; (iii) the registration or application number and date; and (iv) any licenses granted to or from third parties. All SaverOne Intellectual Property is valid, subsisting, and enforceable, and SaverOne or the applicable Subsidiary has good and marketable title thereto, free and clear of all Liens (other than Permitted Liens).

(b) The operation of the business of SaverOne and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party, and no Proceeding is pending or, to the Knowledge of SaverOne, threatened alleging any such infringement, misappropriation, or violation. To the Knowledge of SaverOne, no third party is infringing, misappropriating, or violating any SaverOne Intellectual Property.

(c) SaverOne and its Subsidiaries have taken all reasonable steps to protect and maintain the confidentiality of their trade secrets and other confidential information. All current and former employees, consultants, and contractors who have contributed to the development of SaverOne Intellectual Property have executed valid and enforceable agreements assigning all right, title, and interest therein to SaverOne or the applicable Subsidiary.

(d) No government funding, facilities of a university, college, or other educational institution, or research center was used in the development of any SaverOne Intellectual Property in a manner that would grant any third-party rights therein.

2.12 Taxes.

(a) SaverOne and each Subsidiary has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete, and correct in all material respects. All material Taxes due and owing by SaverOne and each Subsidiary (whether or not shown on any Tax Return) have been timely paid.

(b) No deficiencies for Taxes have been proposed, asserted, or assessed in writing against SaverOne or any Subsidiary that remain unpaid, and no audits, examinations, or other Proceedings with respect to Taxes are pending or, to the Knowledge of SaverOne, threatened.

(c) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SaverOne or any Subsidiary.

(d) SaverOne and each Subsidiary has withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e) Neither SaverOne nor any Subsidiary is a party to any Tax allocation, sharing, or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not Tax-related).

(f) Neither SaverOne nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by contract, or otherwise.

2.13 Environmental Matters. SaverOne and each Subsidiary is, and since January 1, 2023, has been, in compliance in all material respects with all Environmental Laws applicable to it or its business, properties, or assets. Neither SaverOne nor any Subsidiary has received any notice of violation, allegation, or claim relating to any Environmental Law or any liability for the release, threatened release, or disposal of Hazardous Materials. There are no Hazardous Materials present at, on, under, or emanating from any property currently or formerly owned, leased, or operated by SaverOne or any Subsidiary in concentrations or circumstances that would require remediation or give rise to liability under Environmental Laws.

2.14 Employee Matters; Benefit Plans.

(a) SaverOne Disclosure Schedule 2.14 sets forth a true and complete list of all employees and independent contractors of SaverOne and its Subsidiaries, including for each: title, base compensation, bonus potential, hire date, location, and classification (exempt/non-exempt). SaverOne and each Subsidiary is in compliance in all material respects with all applicable Laws relating to employment, labor, wages, hours, collective bargaining, unemployment insurance, workers’ compensation, pay equity, discrimination, immigration, withholding, and social security.

(b) There are no pending or, to the Knowledge of SaverOne, threatened Proceedings, grievances, or unfair labor practice charges involving SaverOne or any Subsidiary relating to employment matters. Neither SaverOne nor any Subsidiary is party to any collective bargaining agreement, and no labor union or similar organization represents any employees.

(c) SaverOne Disclosure Schedule 2.14 lists all employee benefit plans, programs, agreements, or arrangements maintained, sponsored, or contributed to by SaverOne or any Subsidiary (the “SaverOne Benefit Plans”). Each SaverOne Benefit Plan has been administered in accordance with its terms and applicable Law, including the Israeli Income Tax Ordinance (New Version), 5721-1961, and Section 102 of such ordinance where applicable. There are no unfunded liabilities under any SaverOne Benefit Plan, and no event has occurred that would result in any material liability to SaverOne or any Subsidiary under any such plan.

2.15 Material Contracts. SaverOne Disclosure Schedule 2.15 sets forth a true and complete list of all contracts, agreements, leases, licenses, and commitments that are material to the business of SaverOne and its Subsidiaries (collectively, the “Material Contracts”), including: (i) contracts involving annual payments or receipts in excess of $100,000; (ii) contracts with officers, directors, or Affiliates; (iii) indebtedness or guarantees; (iv) non-compete or exclusivity agreements; (v) Intellectual Property licenses; and (vi) government contracts. Each Material Contract is in full force and effect, enforceable in accordance with its terms, and neither SaverOne nor any Subsidiary is in default thereunder, nor has any event occurred that, with notice or lapse of time, would constitute a default. No party to any Material Contract has given notice of termination or intent not to renew.

2.16 Insurance. SaverOne and its Subsidiaries maintain insurance policies customary for businesses of their size and nature, including directors’ and officers’ liability insurance, as listed on SaverOne Disclosure Schedule 2.16. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received. There are no pending claims under any such policy as to which coverage has been denied or disputed.

2.17 Investment Intent. SaverOne is acquiring the VisionWave Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws. SaverOne is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the VisionWave Shares. SaverOne understands that the VisionWave Shares have not been registered under the Securities Act or any state securities laws and may not be transferred except pursuant to registration or an applicable exemption therefrom. SaverOne agrees to the imprinting of a restrictive legend on any certificates or book entries evidencing the VisionWave Shares substantially in the form set forth in Section 8.1.

2.18 Brokers’ Fees. Except as set forth on SaverOne Disclosure Schedule 2.18, neither SaverOne nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

2.19 Full Disclosure. No representation or warranty by SaverOne in this Agreement or any certificate or other document furnished or to be furnished to VisionWave pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact known to SaverOne that has had, or would reasonably be expected to have, a Material Adverse Effect that has not been set forth herein or in the SaverOne Disclosure Schedules or the SaverOne SEC Documents.

3. REPRESENTATIONS AND WARRANTIES OF VISIONWAVE

VisionWave hereby represents and warrants to SaverOne, as of the Effective Date and as of each Closing Date (as though made on and as of such Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), that, except as set forth in the VisionWave Disclosure Schedules delivered by VisionWave to SaverOne herewith or as disclosed in the VisionWave SEC Documents filed with the SEC prior to the Effective Date (excluding any disclosures set forth in any “risk factors” section or any forward-looking statements):

3.1 Organization and Qualification. VisionWave is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, use, and operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted. VisionWave is duly qualified to do business and is in good standing as a foreign entity in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or used by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. THe VisionWave SEC Documents sets forth a true and complete list of all Subsidiaries of VisionWave, including for each such Subsidiary: (i) its jurisdiction of organization or incorporation; (ii) its authorized and outstanding Capital Stock or other equity interests; and (iii) the ownership thereof. No Subsidiary of VisionWave is in violation of any term of its certificate of incorporation, bylaws, or other organizational documents.

3.2 Authorization; Enforcement; Validity. VisionWave has full corporate power and authority to execute and deliver this Agreement, the License Agreement, and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery, and performance of this Agreement and the other Transaction Documents by VisionWave, and the consummation by VisionWave of the Transaction, have been duly and validly authorized by VisionWave’s board of directors and, to the extent required under Delaware General Corporation Law or VisionWave’s bylaws, by its stockholders. No other corporate proceedings on the part of VisionWave are necessary to authorize this Agreement, the other Transaction Documents, or the consummation of the Transaction. This Agreement has been, and each other Transaction Document to which VisionWave is a party will be, duly executed and delivered by VisionWave and, assuming due execution and delivery by SaverOne, constitutes or will constitute a legal, valid, and binding obligation of VisionWave, enforceable against VisionWave in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Capitalization. As of the Effective Date, the authorized capital stock of VisionWave consist of 150,000,000 shares of common stock, par value $0.01 per share, of which approximately 19,516,603 shares are issued and outstanding, approximately 7,000,000 shares are reserved for issuance pursuant to VisionWave’s equity incentive plans (of which approximately 150,000 are subject to outstanding awards), and no shares are held in treasury. VisionWave SEC Documents sets forth a true and complete list, as of the Effective Date, of: (a) the number of authorized shares of each class of capital stock of VisionWave and each of its Subsidiaries; (b) the number of issued and outstanding shares of each class of capital stock and other securities of VisionWave and each of its Subsidiaries, together with the name and number of shares and other securities held by each holder thereof; and (c) the number of shares of each class of capital stock of VisionWave and each of its Subsidiaries held in treasury. All of the outstanding and issuable shares of Capital Stock of VisionWave and each of its Subsidiaries have been, or upon issuance will be, duly authorized, validly issued, fully paid, and non-assessable. Except as set forth on VisionWave SEC Documents: (i) no shares of the Capital Stock of VisionWave or any of its Subsidiaries are subject to preemptive rights or any other similar rights or any Liens created, suffered, or permitted by VisionWave or any of its Subsidiaries; (ii) there are no outstanding Options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or exercisable for, any shares of Capital Stock of VisionWave or any of its Subsidiaries, or contracts, commitments, understandings, or arrangements by which VisionWave or any of its Subsidiaries is or may become bound to issue additional shares of Capital Stock or Options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or exercisable for, any shares of Capital Stock of VisionWave or any of its Subsidiaries; (iii) to the Knowledge of VisionWave, there are no voting trusts, proxies, or other agreements, commitments, or understandings of any character with respect to the voting of any shares of Capital Stock of VisionWave or any of its Subsidiaries, and there are no agreements or arrangements under which VisionWave or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to the registration rights contemplated herein); (iv) there are no outstanding securities or instruments of VisionWave or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings, or arrangements by which VisionWave or any of its Subsidiaries is or may become bound to redeem a security of VisionWave or any of its Subsidiaries; (v) neither VisionWave nor any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (vi) to the Knowledge of VisionWave, no officer or director of VisionWave or any of its Subsidiaries or beneficial owner of any outstanding Capital Stock of VisionWave or any of its Subsidiaries has pledged such Capital Stock in connection with a margin account or other loan secured by such Capital Stock. VisionWave has furnished to SaverOne true and complete copies of: (X) VisionWave’s articles of incorporation and bylaws, as amended and in effect; and (Y) the equivalent organizational documents of each Subsidiary, as amended and in effect.

3.4 Issuance of Securities. The VisionWave Shares to be issued pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid, and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities laws), and will rank pari passu with all other outstanding shares of VisionWave Common Stock. The issuance of the VisionWave Shares will not be subject to any preemptive rights, rights of first refusal, or similar rights that have not been duly waived. The issuance and delivery of the VisionWave Shares will comply in all material respects with all applicable federal and state securities laws, including the Securities Act (relying on the exemption provided by Regulation D thereunder or another applicable exemption) and the rules of the Nasdaq Stock Market. No registration under the Securities Act is required for the offer and issuance of the VisionWave Shares by VisionWave to SaverOne hereunder, and the VisionWave Shares will be issued as “restricted securities” within the meaning of Rule 144 under the Securities Act.

3.5 No Conflicts. The execution, delivery, and performance by VisionWave of this Agreement and the other Transaction Documents, the issuance and delivery of the VisionWave Shares, and the consummation of the Transaction do not and will not: (i) conflict with or violate any provision of VisionWave’s articles of incorporation, bylaws, or the equivalent organizational documents of any Subsidiary; (ii) conflict with, violate, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or result in the creation of any Lien upon any of the properties or assets of VisionWave or any Subsidiary under, any Material Contract to which VisionWave or any Subsidiary is a party or by which any of their respective properties or assets are bound; or (iii) subject to obtaining the consents referred to in Section 3.6, contravene, conflict with, or violate any applicable Law or any judgment, order, decree, or Permit to which VisionWave or any Subsidiary is subject or by which any of their respective properties or assets are bound.

3.6 Consents. Except as set forth on VisionWave Disclosure Schedule 3.6, no consent, approval, order, authorization, registration, qualification, designation, declaration, or filing with any Governmental Entity or any third party is required on the part of VisionWave or any Subsidiary in connection with the execution, delivery, and performance of this Agreement and the other Transaction Documents or the consummation of the Transaction, other than: (i) filings required under the Securities Act, the Exchange Act, or applicable blue sky laws; (ii) approvals required under Nasdaq listing rules or Delaware General Corporation Law; and (iii) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations, or filings the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 VisionWave SEC Documents; Financial Statements.

(a) Since January 1, 2023, VisionWave has timely filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act or the Securities Act (all of the foregoing filed prior to the Effective Date, including all exhibits and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “VisionWave SEC Documents”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of such amendment or superseding filing), the VisionWave SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such VisionWave SEC Documents. None of the VisionWave SEC Documents, as of their respective dates (or, if amended or superseded, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. VisionWave has not received any written comments from the SEC staff that remain unresolved.

(b) The consolidated financial statements of VisionWave (including the related notes and schedules thereto) included in the VisionWave SEC Documents (the “VisionWave Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) as issued by the Financial Accounting Standards Board, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or other applicable SEC rules), and fairly present in all material respects the consolidated financial position, results of operations, cash flows, and changes in stockholders’ equity of VisionWave and its Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of certain footnotes, and other presentation items permitted by applicable SEC rules). The VisionWave Financial Statements are based on the books and records of VisionWave and its Subsidiaries, which have been maintained in accordance with sound business practices and applicable Law.

(c) VisionWave and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent, or otherwise) of a nature required by GAAP to be reflected on a consolidated balance sheet or in the notes thereto, except for (i) liabilities or obligations disclosed and provided for in the VisionWave Financial Statements; (ii) liabilities or obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the VisionWave Financial Statements that would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transaction.

(d) VisionWave maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. VisionWave has disclosed, based on its most recent evaluation prior to the Effective Date, to VisionWave’s auditors and the audit committee of its board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect VisionWave’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in VisionWave’s internal control over financial reporting.

(e) Since the date of the most recent VisionWave SEC Document, no event has occurred that would require an amendment or supplement to any VisionWave SEC Document and as to which such an amendment or supplement has not been filed and made publicly available on the SEC’s EDGAR system no less than five (5) Business Days prior to the Effective Date.

3.8 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the VisionWave SEC Documents: (i) VisionWave and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; (ii) there has not been any event, change, circumstance, occurrence, effect, result, or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) neither VisionWave nor any of its Subsidiaries has incurred any material liability or obligation outside the ordinary course of business; (iv) neither VisionWave nor any of its Subsidiaries has declared or paid any dividends or made any distributions on its Capital Stock; (v) neither VisionWave nor any of its Subsidiaries has made any material capital expenditures or commitments therefor; (vi) neither VisionWave nor any of its Subsidiaries has sold, assigned, transferred, or otherwise disposed of any material assets, except in the ordinary course of business; (vii) there has been no material change in VisionWave’s accounting policies or practices; (viii) neither VisionWave nor any of its Subsidiaries has entered into, amended, or terminated any Material Contract; and (ix) neither VisionWave nor any of its Subsidiaries has agreed or committed to do any of the foregoing.

3.9 Litigation. Except as set forth on VisionWave SEC Documents, there is no Proceeding pending or, to the Knowledge of VisionWave, threatened against or affecting VisionWave, any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of VisionWave or any Subsidiary in their capacities as such that (i) if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect or (ii) questions the validity of this Agreement, the other Transaction Documents, or the right of VisionWave to enter into them or to consummate the Transaction. Neither VisionWave nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, decree, stipulation, determination, or award of any Governmental Entity that would, individually or in the aggregate, have a Material Adverse Effect or materially interfere with the Transaction.

3.10 Compliance with Laws; Permits. VisionWave and each of its Subsidiaries is, and since January 1, 2023, has been, in compliance in all material respects with all Laws applicable to it or its business, properties, or assets, including, without limitation, securities laws, export control laws, data privacy and protection laws (including the California Consumer Privacy Act and the General Data Protection Regulation (EU) 2016/679, to the extent applicable), anti-corruption laws (including the U.S. Foreign Corrupt Practices Act of 1977), and antitrust and competition laws. VisionWave and each Subsidiary holds all material Permits necessary for the lawful conduct of its business as currently conducted, and all such Permits are in full force and effect and will remain so upon consummation of the Transaction. No Proceeding is pending or, to the Knowledge of VisionWave, threatened that could result in the revocation, suspension, or material modification of any such Permit.

3.11 Intellectual Property.

(a) VisionWave Disclosure Schedule 3.11 sets forth a true and complete list of all Intellectual Property owned by or licensed to VisionWave or any Subsidiary that is material to its business (the “VisionWave Intellectual Property”), including for each item: (i) the owner; (ii) the jurisdiction; (iii) the registration or application number and date; and (iv) any licenses granted to or from third parties. All VisionWave Intellectual Property is valid, subsisting, and enforceable, and VisionWave or the applicable Subsidiary has good and marketable title thereto, free and clear of all Liens (other than Permitted Liens).

(b) The operation of the business of VisionWave and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party, and no Proceeding is pending or, to the Knowledge of VisionWave, threatened alleging any such infringement, misappropriation, or violation. To the Knowledge of VisionWave, no third party is infringing, misappropriating, or violating any VisionWave Intellectual Property.

(c) VisionWave and its Subsidiaries have taken all reasonable steps to protect and maintain the confidentiality of their trade secrets and other confidential information. All current and former employees, consultants, and contractors who have contributed to the development of VisionWave Intellectual Property have executed valid and enforceable agreements assigning all right, title, and interest therein to VisionWave or the applicable Subsidiary.

(d) No government funding, facilities of a university, college, or other educational institution, or research center was used in the development of any VisionWave Intellectual Property in a manner that would grant any third-party rights therein.

3.12 Taxes.

(a) VisionWave and each Subsidiary has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete, and correct in all material respects. All material Taxes due and owing by VisionWave and each Subsidiary (whether or not shown on any Tax Return) have been timely paid.

(b) No deficiencies for Taxes have been proposed, asserted, or assessed in writing against VisionWave or any Subsidiary that remain unpaid, and no audits, examinations, or other Proceedings with respect to Taxes are pending or, to the Knowledge of VisionWave, threatened.

(c) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of VisionWave or any Subsidiary.

(d) VisionWave and each Subsidiary has withheld and paid over to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither VisionWave nor any Subsidiary is a party to any Tax allocation, sharing, or indemnification agreement (other than agreements entered into in the ordinary course of business the primary purpose of which is not Tax-related).

(f) Neither VisionWave nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by contract, or otherwise.

3.13 Environmental Matters. VisionWave and each Subsidiary is, and since January 1, 2023, has been, in compliance in all material respects with all Environmental Laws applicable to it or its business, properties, or assets. Neither VisionWave nor any Subsidiary has received any notice of violation, allegation, or claim relating to any Environmental Law or any liability for the release, threatened release, or disposal of Hazardous Materials. There are no Hazardous Materials present at, on, under, or emanating from any property currently or formerly owned, leased, or operated by VisionWave or any Subsidiary in concentrations or circumstances that would require remediation or give rise to liability under Environmental Laws.

3.14 Employee Matters; Benefit Plans.

(a) VisionWave SEC Documents sets forth a true and complete list of all employees and independent contractors of VisionWave and its Subsidiaries, including for each: title, base compensation, bonus potential, hire date, location, and classification (exempt/non-exempt). VisionWave and each Subsidiary is in compliance in all material respects with all applicable Laws relating to employment, labor, wages, hours, collective bargaining, unemployment insurance, workers’ compensation, pay equity, discrimination, immigration, withholding, and social security.

(b) There are no pending or, to the Knowledge of VisionWave, threatened Proceedings, grievances, or unfair labor practice charges involving VisionWave or any Subsidiary relating to employment matters. Neither VisionWave nor any Subsidiary is party to any collective bargaining agreement, and no labor union or similar organization represents any employees.

(c) VisionWave SEC Documents lists all employee benefit plans, programs, agreements, or arrangements maintained, sponsored, or contributed to by VisionWave or any Subsidiary (the “VisionWave Benefit Plans”), including any plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each VisionWave Benefit Plan has been administered in accordance with its terms and applicable Law, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). There are no unfunded liabilities under any VisionWave Benefit Plan, and no event has occurred that would result in any material liability to VisionWave or any Subsidiary under ERISA, the Code, or any such plan.

3.15 Material Contracts. VisionWave SEC Documents sets forth a true and complete list of all Material Contracts of VisionWave and its Subsidiaries, including: (i) contracts involving annual payments or receipts in excess of $100,000; (ii) contracts with officers, directors, or Affiliates; (iii) indebtedness or guarantees; (iv) non-compete or exclusivity agreements; (v) Intellectual Property licenses; and (vi) government contracts. Each Material Contract is in full force and effect, enforceable in accordance with its terms, and neither VisionWave nor any Subsidiary is in default thereunder, nor has any event occurred that, with notice or lapse of time, would constitute a default. No party to any Material Contract has given notice of termination or intent not to renew.

3.16 Insurance. VisionWave and its Subsidiaries maintain insurance policies customary for businesses of their size and nature, including directors’ and officers’ liability insurance. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received. There are no pending claims under any such policy as to which coverage has been denied or disputed.

3.17 Investment Intent. VisionWave is acquiring the SaverOne Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities laws. VisionWave is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the SaverOne Shares. VisionWave understands that the SaverOne Shares have not been registered under the Securities Act or any state securities laws and may not be transferred except pursuant to registration or an applicable exemption therefrom. VisionWave agrees to the imprinting of a restrictive legend on any certificates or book entries evidencing the SaverOne Shares substantially in the form set forth in Section 8.1.

3.18 Brokers’ Fees. Except as set forth on VisionWave Disclosure Schedule 3.18, neither VisionWave nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

3.19 Full Disclosure. No representation or warranty by VisionWave in this Agreement or any certificate or other document furnished or to be furnished to SaverOne pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. There is no fact known to VisionWave that has had, or would reasonably be expected to have, a Material Adverse Effect that has not been set forth herein or in the VisionWave Disclosure Schedules or the VisionWave SEC Documents.

4. COVENANTS

4.1 Board Representation.

(a) SaverOne’s board of directors currently consists of five (5) members. Effective as of each Closing Date, and for so long as VisionWave (together with its Affiliates) beneficially owns at least 10% of the issued and outstanding SaverOne Ordinary Shares (calculated on a fully diluted basis), SaverOne shall use its best efforts to recommend to and seek the approval of its shareholders, to cause VisionWave to be entitled to designate (1) individual per completed Stage (up to a maximum of three (3) designees in the aggregate) for appointment or election to SaverOne’s board of directors (each, a “VisionWave Designee”).

(b) SaverOne shall, and shall cause its shareholders (to the extent necessary and permissible under the Israeli Companies Law) to, take all actions required under its articles of association, applicable corporate approvals, the Israeli Companies Law, Nasdaq listing rules, and other applicable Laws to cause the prompt appointment or election of each VisionWave Designee to the board, including, without limitation: (i) increasing the size of the board if necessary to accommodate such designee(s); (ii) recommending each VisionWave Designee for election by the shareholders in any applicable proxy or information statement; (iii) soliciting proxies or consents in favor of the election of each VisionWave Designee; and (iv) filling any vacancy created by the resignation, removal, or death of a director with a VisionWave Designee if such vacancy reduces the number of VisionWave Designees below the entitled number.

(c) Each VisionWave Designee shall meet all customary qualification, independence, and eligibility standards applicable to SaverOne’s directors generally under the Israeli Companies Law, Nasdaq rules, and SaverOne’s corporate governance policies (including any independence requirements for committee service). VisionWave shall consult with SaverOne in good faith regarding the selection of each VisionWave Designee to ensure compliance with such standards and shall provide SaverOne with all information reasonably requested to evaluate such designee’s qualifications.

(d) For so long as any VisionWave Designee serves on the board, SaverOne shall use its reasonable best efforts to cause such VisionWave Designee to be appointed to appropriate committees of the board (including, without limitation, the audit, compensation, and nominating committees), subject to applicable independence, expertise, and eligibility requirements under Nasdaq rules, the Israeli Companies Law, and SaverOne’s committee charters.

(e) SaverOne shall indemnify, defend, and hold harmless each VisionWave Designee to the same extent as other directors under its articles of association, applicable Law, and directors’ and officers’ liability insurance policies, and shall provide such designees with the benefit of any advancement of expenses or other protections afforded to directors generally.

(f) If VisionWave’s beneficial ownership falls below the thresholds set forth in Section 4.1(a), the number of VisionWave Designees shall be reduced accordingly, and VisionWave shall cause the excess designee(s) to resign promptly.

4.2 Registration Rights.

(a) Within ten (30) Business Days following the approval of the Transaction by SaverOne’s shareholders, VisionWave shall prepare and file with the SEC a registration statement on Form S-1 (or, if eligible, Form S-3) or such other appropriate form (the “Registration Statement”) covering the resale of such VisionWave Shares by SaverOne and its permitted transferees. VisionWave shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable thereafter and to maintain such effectiveness for a period of at least two (2) years or until all registered VisionWave Shares have been sold or may be sold without restriction under Rule 144 under the Securities Act, whichever occurs first.

(b) VisionWave shall bear all expenses incurred in connection with the filing and maintenance of the Registration Statement, including SEC filing fees, printing costs, legal and accounting fees, and blue-sky fees, but excluding any underwriting discounts, selling commissions, or similar charges attributable to the sale of the VisionWave Shares by SaverOne.

(c) SaverOne shall furnish to VisionWave such information regarding itself, the VisionWave Shares held by it, and the intended method of disposition thereof as VisionWave may reasonably request to effect the registration, and SaverOne shall cooperate in good faith with VisionWave in connection with any amendments or supplements to the Registration Statement.

4.3 Use of Proceeds and Reporting.

(a) SaverOne covenants and agrees that it shall use no less than 50% of the economic value realized from the VisionWave Shares (including any proceeds from the sale thereof following registration pursuant to Section 4.2) primarily for the development, commercialization, and operation of the RF Platform, in accordance with a mutually agreed budget (the “RF Budget”) to be established by the Parties within thirty (30) days following the Stage 1 Closing and updated quarterly thereafter.

(b) SaverOne shall provide VisionWave with quarterly reports, certified by its chief financial officer, detailing the use of such proceeds, variances from the RF Budget, and progress on the RF Platform, including key performance indicators to be mutually defined. Such reports shall be delivered within forty-five (45) days following the end of each fiscal quarter.

(c) Any material deviation from the RF Budget or reallocation of funds exceeding twenty percent (20%) of the budgeted amount for any category shall require the prior written approval of VisionWave, which approval shall not be unreasonably withheld, conditioned, or delayed.

(d) Upon reasonable request and during normal business hours, VisionWave shall have the right to audit SaverOne’s books and records relating to the use of such proceeds, at VisionWave’s expense, provided that such audits shall not occur more than once per fiscal year absent reasonable suspicion of misuse.

4.4 Further Assurances. Each Party shall, from time to time at the request of the other Party and without further consideration, execute and deliver such additional documents, instruments, and conveyances and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Transaction, including obtaining any necessary consents or approvals.

4.5 Reservation of Shares. Each Party shall at all times reserve and keep available out of its authorized but unissued shares of Capital Stock, free of preemptive or similar rights, a sufficient number of shares to satisfy its obligations to issue shares hereunder, and shall take all actions necessary to comply with applicable stockholder approval requirements under Nasdaq rules, including Nasdaq Listing Rule 5635.

4.6 Confidentiality.

(a) Each Party (the “Receiving Party”) agrees to hold in strict confidence and not disclose to any third party any Confidential Information of the other Party (the “Disclosing Party”) obtained in connection with this Agreement or the Transaction, except as required by Law or as necessary to perform its obligations hereunder.

(b) “Confidential Information” means any non-public information concerning the business, finances, technology, or affairs of the Disclosing Party, but excludes information that: (i) is or becomes generally available to the public other than through a breach by the Receiving Party; (ii) was known to the Receiving Party prior to disclosure; (iii) is independently developed by the Receiving Party; or (iv) is received from a third party without restriction.

(c) If the Receiving Party is required by Law to disclose Confidential Information, it shall provide prompt notice to the Disclosing Party to permit it to seek a protective order or other remedy, and the Receiving Party shall disclose only the minimum information required.

(d) Upon termination of this Agreement or at the Disclosing Party’s request, the Receiving Party shall return or destroy all Confidential Information and certify such return or destruction.

4.7 Non-Competition and Non-Solicitation.

(a) For a period of two (2) years following the final Closing Date (the “Restricted Period”), Each of SaverOne and VisionWave shall not, directly or indirectly, compete with the other Party within the Field of Use, except as expressly contemplated hereby.

(b) During the Restricted Period, neither Party shall, directly or indirectly, solicit for employment or hire any employee or independent contractor of the other Party who was involved in the Transaction or the RF Platform, without the prior written consent of the other Party; provided, however, that this shall not prohibit general solicitations not specifically targeted at such persons or hiring individuals who respond thereto.

(c) Each Party acknowledges that the restrictions in this Section 4.7 are reasonable and necessary to protect the legitimate interests of the other Party. If any provision hereof is held invalid or unenforceable, it shall be reformed to the minimum extent necessary to make it enforceable, and the remaining provisions shall remain in full force.

(d) In the event of a breach or threatened breach of this Section 4.7, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies available at law or in equity, without the need to post a bond or prove actual damages.

4.8 License Agreement Execution

Concurrently herewith, the Parties shall execute the non-Exclusive License Agreement attached as Exhibit A hereto.

5. CONDITIONS TO CLOSING

5.1 Mutual Conditions

The obligations of each Party to consummate each Closing are subject to the satisfaction (or waiver in writing by both Parties) on or prior to the applicable Closing Date of the following conditions:

(a) The representations and warranties of the other Party set forth in this Agreement shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of the Effective Date and as of the applicable Closing Date as though made on and as of such date.

(b) The other Party shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the applicable Closing Date.

(c) No Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Law, order, decree, judgment, injunction, or other legal restraint (whether temporary, preliminary, or permanent) that is in effect and prohibits or makes illegal the consummation of the Transaction or the issuance of shares at such Closing.

(d) All required regulatory approvals, stock exchange consents (including from Nasdaq for both Parties and the Israel Securities Authority for SaverOne), and third-party consents shall have been obtained and remain in full force and effect, without any material adverse conditions.

(e) For the Stage 2 Closing and Stage 3 Closing, the applicable Milestone shall have been achieved and certified in accordance with Section 1.4.

(f) Each Party shall have received a fairness opinion from an independent financial advisor confirming that the Transaction (or the applicable Stage) is fair to such Party’s shareholders from a financial point of view.

5.2 Additional Conditions to SaverOne’s Obligations

The obligations of SaverOne to consummate each Closing are subject to the satisfaction (or waiver in writing by SaverOne) on or prior to the applicable Closing Date of the following additional conditions:

(a) VisionWave shall have delivered to SaverOne: (i) a certificate, executed by an authorized officer of VisionWave, certifying the satisfaction of the conditions in Sections 5.1(a), 5.1(b), and 5.1(e) (as applicable); (ii) copies of the resolutions of VisionWave’s board of directors (and stockholders, if required) authorizing the Transaction; (iii) a good standing certificate from the Delaware Secretary of State dated within five (5) Business Days of the Closing Date; (iv) the License Agreement duly executed by VisionWave; and (v) such other documents as SaverOne may reasonably request.

(b) VisionWave shall have completed its legal, financial, tax, regulatory, and technical due diligence of SaverOne to its reasonable satisfaction, with no material adverse findings.

5.3 Additional Conditions to VisionWave’s Obligations

The obligations of VisionWave to consummate each Closing are subject to the satisfaction (or waiver in writing by VisionWave) on or prior to the applicable Closing Date of the following additional conditions:

(a) SaverOne shall have delivered to VisionWave: (i) a certificate, executed by an authorized officer of SaverOne, certifying the satisfaction of the conditions in Sections 5.1(a), 5.1(b), and 5.1(e) (as applicable); (ii) copies of the resolutions of SaverOne’s board of directors (and shareholders, if required under the Israeli Companies Law) authorizing the Transaction; (iii) a certificate of good standing or equivalent from the Israeli Registrar of Companies dated within five (5) Business Days of the Closing Date; (iv) the License Agreement duly executed by SaverOne; and (v) such other documents as VisionWave may reasonably request.

(b) SaverOne shall have completed its legal, financial, tax, regulatory, and technical due diligence of VisionWave to its reasonable satisfaction, with no material adverse findings.

5.4 Additional Mutual Condition

Execution and delivery of the Non-Exclusive License Agreement by both Parties in the form attached as Exhibit A.

6. TERMINATION

6.1 Termination Events. This Agreement may be terminated at any time prior to the final Closing:

(a) By mutual written consent of the Parties;

(b) By either Party if the Stage 1 Closing has not occurred within seventy-five (75) days following the Effective Date, or any subsequent Closing has not occurred within ninety (90) days following achievement of the applicable Milestone, provided that the terminating Party is not then in material breach of this Agreement;

(c) By either Party if the other Party breaches any representation, warranty, or covenant contained herein in any material respect, and such breach is not cured within sixty (60) days following written notice thereof (or ten (10) days if the breach relates to a payment obligation);

(d) By either Party if any Governmental Entity issues a final, non-appealable order prohibiting the Transaction; or

(e) By VisionWave if any Milestone is not achieved within twelve (12) months following the prior Closing (or the Effective Date for Milestone 1).

6.2 Effect of Termination. Upon termination pursuant to Section 6.1, this Agreement shall become void and of no further force or effect, except that: (i) the provisions of Sections 1.5 (License Grant), 4.6 (Confidentiality), 4.7 (Non-Competition and Non-Solicitation), 7 (Indemnification), 9.1 (Governing Law), 9.7 (Expenses), and this Section 6.2 shall survive; (ii) termination shall not relieve any Party from liability for any willful and material breach prior to termination; and (iii) if terminated due to a Party’s breach, the non-breaching Party shall be entitled to recover its reasonable out-of-pocket expenses incurred in connection with the Transaction, up to a maximum of $500,000.

7. INDEMNIFICATION

7.1 Survival. All representations and warranties contained in this Agreement shall survive each Closing and continue in full force and effect for a period of eighteen (18) months thereafter, except that representations and warranties relating to organization, authorization, capitalization, taxes, employee benefits, environmental matters, and intellectual property (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (plus thirty (30) days). All covenants and agreements shall survive in accordance with their terms.

7.2 Indemnification by SaverOne. SaverOne shall indemnify, defend, and hold harmless VisionWave and its Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “VisionWave Indemnitees”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution in value, interest, awards, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or resulting from: (i) any breach or inaccuracy of any representation or warranty made by SaverOne herein; (ii) any breach of any covenant or agreement by SaverOne; or (iii) any third-party claim relating to SaverOne’s pre-Closing operations.

7.3 Indemnification by VisionWave. VisionWave shall indemnify, defend, and hold harmless SaverOne and its Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “SaverOne Indemnitees”) from and against any and all Losses arising out of or resulting from: (i) any breach or inaccuracy of any representation or warranty made by VisionWave herein; (ii) any breach of any covenant or agreement by VisionWave; or (iii) any third-party claim relating to VisionWave’s pre-Closing operations.

7.4 Limitations.

(a) Except for claims based on fraud, willful misconduct, or breaches of Fundamental Representations, the aggregate liability of each indemnifying Party under this Section 7 shall not exceed the aggregate value of the shares issued by such Party hereunder (valued as of the applicable issuance date).

(b) No claim for indemnification shall be made unless the aggregate Losses exceed $100,000 (the “Basket”), in which case indemnification shall be available for all Losses from the first dollar. The Basket shall not apply to claims based on fraud, willful misconduct, or breaches of Fundamental Representations.

(c) Losses shall be net of any insurance proceeds or third-party recoveries actually received by the Indemnitee (net of costs of recovery).

7.5 Procedures. The Indemnitee shall promptly notify the indemnifying Party in writing of any claim (a “Claim Notice”), providing reasonable details. The indemnifying Party shall have the right to assume control of the defense of any third-party claim, at its expense, with counsel reasonably acceptable to the Indemnitee. The Indemnitee may participate in the defense at its own expense. No settlement shall be made without the Indemnitee’s consent (not to be unreasonably withheld), unless it provides for a full release of the Indemnitee without admission of liability or ongoing obligations.

7.6 Exclusive Remedy. Except for fraud, willful misconduct, or equitable relief (including specific performance and injunctive relief), the indemnification provided in this Section 7 shall be the sole and exclusive remedy for any breach of this Agreement.

8. RESTRICTIONS ON TRANSFER

8.1 Legends. Each Party understands that the shares issued hereunder are “restricted securities” under the Securities Act and agrees that any certificates or book entries evidencing such shares shall bear the following legend (or a substantially similar legend):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (2) TO THE ISSUER, (3) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (4) IN A TRANSACTION THAT QUALIFIES FOR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.”

8.2 Removal of Legends. The legend set forth in Section 8.1 shall be removed, and the applicable Party shall issue a certificate (or book entry notation) without such legend to the holder thereof, if: (i) such shares are registered for resale under the Securities Act; (ii) such holder provides the issuer with reasonable assurances (including, if requested, an opinion of counsel) that the shares can be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions; or (iii) such holder provides the issuer with reasonable assurances that the shares have been or are being sold pursuant to Rule 144. The issuer shall bear the cost of any such legend removal, including any transfer agent fees.

8.3 Compliance with Rule 144. Each Party shall use its commercially reasonable efforts to timely file (or obtain extensions and file within the grace period) all reports required under the Exchange Act to enable the other Party to sell the shares received hereunder pursuant to Rule 144. Upon request, the issuer shall provide a legal opinion confirming compliance with Rule 144 requirements.

9. MISCELLANEOUS

9.1 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California or Clark County, Nevada, without regard to its conflict of laws principles that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California, for any action, suit, or proceeding arising out of or relating to this Agreement or the Transaction, and agrees not to commence any such action, suit, or proceeding except in such courts. Each Party waives any objection to venue or inconvenient forum and any right to trial by jury.

9.2 Entire Agreement. This Agreement, together with the Schedules, Exhibits, the License Agreement, and the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, including the LOI (except for any surviving confidentiality obligations therein).

9.3 Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties (or, in the case of a waiver, by the Party against whom the waiver is to be effective). No waiver of any breach shall constitute a waiver of any prior, concurrent, or subsequent breach.

9.4 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given: (i) when delivered personally; (ii) one (1) Business Day after deposit with a nationally recognized overnight courier; (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested; or (iv) upon transmission by email with confirmation of receipt (but only if followed by one of the foregoing methods). Notices shall be addressed to the addresses set forth in the preamble hereto, or to such other address as a Party may designate by notice.

9.5 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile, PDF, or other electronic means shall be effective as delivery of a manually executed counterpart.

9.6 Severability. If any term or provision of this Agreement is held invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision hereof or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall negotiate in good faith to replace such provision with a valid and enforceable provision that achieves the original intent.

9.7 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses (including legal, accounting, and advisory fees) incurred in connection with the negotiation, execution, and performance of this Agreement and the Transaction; provided, however, that the Parties shall share equally the costs of any joint due diligence reports or fairness opinions.

9.8 Assignment; Successors and Assigns. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that either Party may assign its rights hereunder to an Affiliate upon notice, provided that the assignee assumes all obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.9 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto (and the Indemnitees under Section 7) any rights or remedies hereunder.

9.10 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by binding arbitration in Los Angeles, California or Clark County Nevada, administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be conducted by three (3) arbitrators, with each Party appointing one and the two appointees selecting the third. The award shall be final and binding, and judgment thereon may be entered in any court of competent jurisdiction. The prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VISIONWAVE HOLDINGS, INC.

By: _______________________________
Name: Doug Davis
Title: Executive Chairman and Interim CEO
Date: January 26, 2026

SAVERONE 2014 LTD.

By: _______________________________
Name: Ori Gilboa
Title: CEO
Date: January 26, 2026

SCHEDULE 1.5 – VISIONWAVE RF TECHNOLOGIES

[To be attached – detailed description of the Non-Exclusive licensed RF technologies, patents, know-how, etc.]

This is the complete, self-contained draft of the Agreement for your review. All sections are fully drafted and presented in a single, unified document. No references to prior drafts or partial content have been included. Let me know if you need any specific revisions, additions, or clarifications.

APPENDIX - CERTAIN DEFINED TERMS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in New York, New York, or Tel Aviv, Israel, are authorized or required by Law to close.

“Capital Stock” means any and all shares, interests, participations, or other equivalents (however designated) of capital stock or equity interests of a corporation or other entity.

“Confidential Information” has the meaning set forth in Section 4.6(b).

“Environmental Laws” means all applicable Laws relating to pollution, protection of the environment, natural resources, or human health and safety as it relates to exposure to Hazardous Materials, including laws relating to the release, handling, storage, treatment, transportation, or disposal of Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local, or foreign government, or any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body, or commission or other governmental authority or agency.

“Hazardous Materials” means any substance, material, or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, know-how, software, domain names, and other intellectual property rights, including all registrations and applications therefor.

“Knowledge” means, with respect to a Party, the actual knowledge of its executive officers after due inquiry of those employees reasonably expected to have knowledge of the matter in question.

“Law” means any federal, state, local, or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree, or other requirement or rule of law.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, adverse claim, or restriction on transfer of any kind.

“Material Adverse Effect” means any change, event, circumstance, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition, operations, or results of operations of a Party and its Subsidiaries taken as a whole; or (ii) the ability of a Party to perform its obligations under this Agreement or consummate the Transaction.

“Material Contract” has the meaning set forth in Sections 2.15 and 3.15.

“Permit” has the meaning set forth in Sections 2.10 and 3.10.

“Person” means an individual, corporation, partnership, limited liability company, trust, association, or other entity.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means, with respect to a Party, the SaverOne SEC Documents or VisionWave SEC Documents, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any entity in which a Party owns, directly or indirectly, more than 50% of the voting securities or has the right to elect a majority of the board of directors or equivalent governing body.

“Tax” or “Taxes” means all federal, state, local, and foreign taxes, including income, gross receipts, ad valorem, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, and other taxes imposed by any Governmental Entity, together with all interest, penalties, and additions imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Transaction Documents” means this Agreement, the Contribution Agreement, and all other agreements, certificates, and instruments executed and delivered in connection herewith.

EXHIBIT A – FORM OF NON-EXCLUSIVE LICENSE AGREEMENT

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (this “Agreement”) is entered into as of January 26, 2026 (the “Effective Date”), by and between:

VisionWave Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada, with its principal place of business at 300 Delaware Ave, Suite 210301, Wilmington, Delaware 19801 (“Licensor” or “VisionWave”),

and

SaverOne 2014 Ltd., a company organized and existing under the laws of the State of Israel, with its principal place of business at Em Hamoshavot Rd 94, Petah Tikva, Israel (“Licensee” or “SaverOne”).

Licensor and Licensee are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Licensor owns or controls certain intellectual property rights, know-how, technical data, and materials related to radio-frequency (“RF”) sensing, imaging, detection, and related technologies for defense and military applications (collectively, the “Licensed Technology”);

WHEREAS, Licensee desires to obtain non-exclusive license to the Licensed Technology solely for the purpose of developing, integrating, testing, commercializing, and operating an RF-based platform focused on defense and security applications (the “RF Platform”);

WHEREAS, concurrently herewith, the Parties are entering into an Exchange Agreement (the “Exchange Agreement”) pursuant to which Licensor will grant Licensee the license set forth herein in connection with staged equity investments and strategic collaboration;

WHEREAS, the Parties intend that the license granted hereunder shall be conditioned upon Licensee’s achievement of certain milestones tied to the integration and commercial validation of the RF Platform;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Confidential Information” means any non-public information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement, whether orally, in writing, or by any other means, including but not limited to technical data, know-how, trade secrets, business plans, financial information, and the Licensed Technology itself. Confidential Information shall not include information that: (a) is or becomes publicly available through no fault of the Receiving Party; (b) was rightfully known to the Receiving Party prior to disclosure; (c) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or (d) is lawfully received from a third party without restriction.

1.3 “Field of Use” means the development, integration, testing, commercialization, and operation of the RF Platform solely for defense and security applications, as described in the Exchange Agreement.

1.4 “Improvements” means any modifications, enhancements, derivatives, or improvements to the Licensed Technology made by Licensee during the Term.

1.5 “Intellectual Property Rights” means all patents, patent applications, copyrights, trademarks, trade secrets, know-how, mask works, and all other intellectual property rights, whether registered or unregistered, together with all applications, registrations, renewals, extensions, and reissues thereof.

1.6 “Licensed Technology” means the VisionWave RF Technologies, as defined and described in Schedule A attached hereto, including all related Intellectual Property Rights owned or controlled by Licensor as of the Effective Date or developed during the Term in connection with this collaboration.

1.7 “Milestone 1” has the definition as set forth in the Exchange Agreement.

1.8 “Milestone 2” has the definition as set forth in the Exchange Agreement.

1.9 “Person” means an individual, corporation, partnership, limited liability company, trust, association, or other entity.

1.10 “Term” has the meaning set forth in Section 6.1.

2. GRANT OF LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non exclusive, perpetual, irrevocable, non-sublicensable (except as expressly permitted in Section 2.3), non-transferable (except as expressly permitted in Section 9.8), royalty-free, worldwide license under Licensor’s Intellectual Property Rights in and to the Licensed Technology solely to use, reproduce, modify, integrate, and otherwise exploit the Licensed Technology for the purpose of developing, integrating, testing, commercializing, and operating the RF Platform within the Field of Use.

2.2 Scope and Limitations. The license granted herein is strictly limited to the Field of Use. Licensee shall not: (i) sell, lease, license, or otherwise transfer ownership of the Licensed Technology; (ii) use the Licensed Technology outside the Field of Use; (iii) reverse engineer, decompile, disassemble, or attempt to derive source code from any portion of the Licensed Technology except to the extent expressly permitted by applicable law; or (iv) remove, alter, or obscure any proprietary notices or legends on the Licensed Technology.

2.3 Limited Sublicensing. Licensee may grant limited sublicenses solely to its Affiliates and third-party contractors engaged solely to assist Licensee in the development or operation of the RF Platform within the Field of Use, provided that: (i) such sublicense is coextensive with and subject to the terms and limitations of this Agreement; (ii) each sublicensee executes a written agreement containing confidentiality, non-use, and intellectual property protection obligations at least as protective as those herein; and (iii) Licensee remains fully liable for any acts or omissions of its sublicensees as if they were acts or omissions of Licensee.

2.4 Reservation of Rights. Licensor reserves all rights not expressly granted herein. Without limiting the foregoing, Licensor retains the unrestricted right to use, exploit, license (including on an exclusive basis to third parties), modify, improve, and enforce the Licensed Technology for any purpose, including outside the Field of Use.

2.5 Improvements. Licensee shall own all Improvements it creates. Licensee hereby grants Licensor a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license (with the right to sublicense) to use, reproduce, modify, distribute, and otherwise exploit such Improvements for any purpose, including outside the Field of Use.

3. DELIVERY AND SUPPORT

3.1 Delivery. Within thirty (30) days after the Effective Date, Licensor shall deliver to Licensee copies of all documentation, data, software, source code (if applicable), prototypes, and other materials embodying the Licensed Technology, in a form reasonably suitable for Licensee’s use under this Agreement.

3.2 Technical Assistance. During the first twelve (12) months of the Term, Licensor shall provide reasonable technical assistance and consultation to Licensee regarding the integration and use of the Licensed Technology, at no additional cost, not to exceed twenty-five (25) hours per calendar quarter unless otherwise agreed in writing.

4. REPRESENTATIONS AND WARRANTIES

4.1 By Licensor. Licensor represents and warrants that: (a) it has the full right, power, and authority to grant the license set forth herein; (b) to Licensor’s actual knowledge (after reasonable inquiry of its executive officers and IP counsel), the Licensed Technology does not infringe any third-party Intellectual Property Rights; and (c) there are no pending or, to Licensor’s actual knowledge, threatened claims, litigation, or proceedings asserting infringement by the Licensed Technology.

4.2 By Licensee. Licensee represents and warrants that: (a) it has the full right, power, and authority to enter into and perform this Agreement; and (b) it will use the Licensed Technology solely in accordance with the terms of this Agreement and all applicable laws.

4.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, THE LICENSED TECHNOLOGY IS PROVIDED “AS IS.” LICENSOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. LICENSOR DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY WILL MEET LICENSEE’S REQUIREMENTS, OPERATE WITHOUT ERROR, OR BE FREE FROM VIRUSES OR OTHER HARMFUL COMPONENTS.

5. TERM AND TERMINATION

5.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 5, shall continue until the earlier of: (i) December 31, 2028; or (ii) the date on which the Exchange Agreement is terminated in accordance with its terms (the “Term”).

5.2 Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party:

(a) materially breaches any provision of this Agreement or the Exchange Agreement and fails to cure such breach (if curable) within thirty (30) days after receipt of written notice specifying the breach; or

(b) becomes insolvent, files for bankruptcy, or has a receiver appointed over its assets.

5.3 Termination by Licensor for Failure to Achieve Milestones. Notwithstanding anything to the contrary herein, Licensor shall have the right to terminate this Agreement, in its sole discretion, upon written notice to Licensee, if either or both of the following events have not occurred on or before December 31, 2026:

(a) achievement and certification of Milestone 1 in accordance with Section 1.4 of the Exchange Agreement; and/or

(b) achievement and certification of Milestone 2 in accordance with Section 1.4 of the Exchange Agreement.

Such termination right shall be exercisable by Licensor at any time after December 31, 2026, until the earlier of (i) achievement of both Milestones or (ii) the end of the Term.

5.4 Effects of Termination.

(a) Upon any termination or expiration of this Agreement:

(i) all licenses and rights granted to Licensee hereunder shall immediately terminate and revert to Licensor;

(ii) Licensee shall immediately cease all use of the Licensed Technology and shall, within ten (10) Business Days, return to Licensor or (at Licensor’s election) destroy all copies, embodiments, and derivatives of the Licensed Technology in Licensee’s possession or control, and certify in writing to Licensor that such return or destruction has been completed; and

(iii) Licensee shall remain obligated to pay any accrued but unpaid royalties or other amounts due hereunder (if any).

(b) Termination or expiration of this Agreement shall not relieve either Party from any liability or obligation that accrued prior to such termination or expiration.

(c) The following provisions shall survive any termination or expiration of this Agreement: Sections 1 (Definitions), 2.5 (Improvements), 4.3 (Disclaimer), 5.4 (Effects of Termination), 6 (Indemnification), 7 (Limitation of Liability), and 9 (Miscellaneous).

6. INDEMNIFICATION

6.1 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from:

(a) Licensee’s use of the Licensed Technology, including any claim that Licensee’s products, services, or activities infringe any third-party Intellectual Property Rights;

(b) any breach by Licensee of this Agreement; or

(c) Licensee’s gross negligence or willful misconduct.

6.2 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee, its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Licensee Indemnitees”) from and against any and all Losses arising out of or resulting from any third-party claim that the Licensed Technology, as provided by Licensor and used by Licensee in accordance with this Agreement, infringes any third-party Intellectual Property Rights (“IP Claim”), provided that Licensee: (a) promptly notifies Licensor in writing of the IP Claim; (b) grants Licensor sole control of the defense and settlement of the IP Claim (except that Licensee may participate at its own expense); and (c) provides Licensor with reasonable assistance and cooperation.

6.3 Mitigation of Infringement. In the event of an IP Claim, Licensor may, at its sole option and expense: (a) obtain for Licensee the right to continue using the Licensed Technology; (b) modify the Licensed Technology to avoid infringement; or (c) terminate this Agreement and refund any prepaid amounts allocable to the period after termination.

6.4 Limitation. Licensor’s indemnification obligation under Section 6.2 shall not apply to any infringement to the extent arising from: (i) modifications made by Licensee; (ii) combination of the Licensed Technology with other products or technologies not provided by Licensor; or (iii) use of the Licensed Technology outside the Field of Use or in violation of this Agreement.

6.5 Exclusive Remedy. The remedies set forth in this Section 6 shall be the sole and exclusive remedies of the Parties with respect to infringement claims.

7. LIMITATION OF LIABILITY

7.1 Exclusion of Consequential Damages. EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS OR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.2 Liability Cap. EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR INDEMNIFICATION OBLIGATIONS UNDER SECTION 6, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED ONE MILLION UNITED STATES DOLLARS (USD $1,000,000).

7.3 No Liability for Third-Party Claims. Licensor shall have no liability for any claim, demand, or liability arising from Licensee’s use of the Licensed Technology in violation of this Agreement or applicable law.

8. INTELLECTUAL PROPERTY OWNERSHIP

8.1 Ownership. As between the Parties, Licensor retains all right, title, and interest in and to the Licensed Technology, including all Intellectual Property Rights therein. Licensee acknowledges that nothing in this Agreement conveys any ownership interest in the Licensed Technology to Licensee.

8.2 Feedback. Any feedback, suggestions, or recommendations provided by Licensee regarding the Licensed Technology (“Feedback”) shall be deemed Licensor’s Confidential Information. Licensee hereby assigns to Licensor all right, title, and interest in and to such Feedback, and agrees to execute any documents necessary to perfect such assignment.

9. MISCELLANEOUS

9.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by binding arbitration in Los Angeles, California, administered by the International Centre for Dispute Resolution of the American Arbitration Association under its International Arbitration Rules. The arbitration shall be conducted in English by a single arbitrator. Judgment on the award may be entered in any court of competent jurisdiction.

9.2 Entire Agreement. This Agreement, together with the Exchange Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

9.3 Amendments. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by both Parties (or, in the case of a waiver, by the Party against whom the waiver is to be effective).

9.4 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except that Licensor may assign this Agreement to a successor in interest in connection with a merger, acquisition, or sale of all or substantially all of its assets. Any purported assignment in violation of this Section shall be null and void.

9.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given: (i) when delivered personally; (ii) one (1) Business Day after deposit with a nationally recognized overnight courier; or (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested. Notices shall be sent to the addresses set forth in the preamble or to such other address as a Party may designate by notice.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile, PDF, or other electronic means shall be effective as delivery of a manually executed counterpart.

9.7 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be reformed to the minimum extent necessary to make it enforceable, and the remaining provisions shall remain in full force and effect.

9.8 Force Majeure. Neither Party shall be liable for any failure or delay in performance due to causes beyond its reasonable control, including acts of God, war, terrorism, civil commotion, strikes, or governmental action, provided that the affected Party promptly notifies the other Party and uses reasonable efforts to mitigate the effects of such force majeure.

9.9 Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed as creating a partnership, joint venture, agency, or employment relationship.

9.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein shall confer any rights upon any other Person.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VISIONWAVE HOLDINGS, INC.

By: _______________________________
Name: Douglas Davis
Title: Executive Chairman and Interim CEO

SAVERONE 2014 LTD.

By: _______________________________
Name: Ori Gilboa
Title: CEO

SCHEDULE A – LICENSED TECHNOLOGY [To be attached – detailed description of patents, know-how, software, technical data, designs, prototypes, documentation, and other materials constituting the VisionWave RF Technologies, including patent numbers, application numbers, trade secret descriptions, and any other relevant identifiers.]

Patents and Patent Applications

Title	App. No.	Country	Filing Date	Status / Deadline	Patent No.	Issue Date
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	15/344,619	US	November 7, 2016	Granted	10,021,522	July 10, 2018
TRACKING DEVICES, SYSTEMS AND METHODS USING PATCH PACKAGES WITH EMBEDDED ELECTRONIC CIRCUITS	16/028,449	US	July 6, 2018	Granted	10,616,715	April 7, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	16/292,388	US	March 5, 2019	Granted	10,854,763	December 1, 2020
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17/102,928	US	November 24, 2020	Granted	11,411,127	August 9, 2022
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	10-2021-7008024	KR	March 17, 2021	Granted	10-2508579	March 7, 2023
PUSH-BUTTON AND TOUCH-ACTIVATED VITAL SIGNS MONITORING DEVICES AND METHODS OF MAPPING DISEASE HOT SPOTS AND PROVIDING PROXIMITY ALERTS	16/983,289	US	August 3, 2020	Granted	11,638,523	May 2, 2023
SYSTEMS AND METHODS FOR ELIMINATING ELECTROMIGRATION AND SELF-HEAT VIOLATIONS IN A MASK LAYOUT BLOCK	17315747	US	May 10, 2021	Granted	11,763,062	September 19, 2023

SYSTEMS AND METHODS FOR IDENTIFICATION AND ELIMINATION OF GEOMETRICAL DESIGN RULE VIOLATIONS OF A MASK LAYOUT BLOCK	17391292	US	August 2, 2021	Granted	11,853,682	December 26, 2023
MULTI-DIMENSIONAL INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	17876981	US	July 29, 2022	Granted	12,199,196	January 14, 2025
SYSTEMS AND METHODS OF ELIMINATING CONNECTIVITY MISMATCHES IN A MASK LAYOUT BLOCK	17880055	US	August 3, 2022	Granted	11,586,799	February 21, 2023
SYSTEMS AND METHODS OF AUTOMATIC GENERATION OF INTEGRATED CIRCUIT IP BLOCKS	17953378		September 27, 2022	Granted	11,741,284	August 29, 2023
SYSTEMS AND METHODS OF PREDICTIVE MANUFACTURING OF THREE-DIMENSIONAL, MULTI-PLANAR SEMICONDUCTORS	18098140	US	January 18, 2023	Granted	11,809,797	November 7, 2023
MULTI-DIMENSIONAL PHOTONIC INTEGRATED CIRCUITS AND MEMORY STRUCTURE FOR PHOTONIC INTEGRATED CIRCUITS AND ASSOCIATED SYSTEMS AND METHODS	18109291	US	February 14, 2023	Granted	11,862,736	January 2, 2024
SYSTEMS AND METHODS OF FACIAL AND BODY RECOGNITION, IDENTIFICATION AND ANALYSIS	17/212,235	USA	Mar. 25, 2021	GRANTED	11,527,104	Dec. 13, 2022
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	16/155,093	USA	Oct. 9, 2018	GRANTED	10,853,327	Dec. 1, 2020
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	17/104,001	USA	Nov. 25, 2020	GRANTED (CONTINUATION)	11,663,167	May 30, 2023
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (Apollo)	17/471,213	USA	Sep. 10, 2021	GRANTED	11,302,032	Apr. 12, 2022

SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (Apollo Continuation)	17/694,384	USA	Mar. 14, 2022	GRANTED (CONTINUATION)	12,014,521	June 18, 2024
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (2d Apollo Continuation)	18/743,171	USA	June 14, 2024	GRANTED (2D CONTINUATION)	12,499,578	Dec. 16, 2025
ELECTRONIC CIRCUITS FOR SECURE COMMUNICATIONS AND ASSOCIATED SYSTEMS AND METHODS (Secure Comm.)	15/015,441	USA	Feb. 4, 2016	GRANTED	10,521,614	Dec. 31, 2019
AI-ASSISTED MULTI-MODAL RF FIRE CONTROL SYSTEM FOR ALL-DOMAIN TARGET ENGAGEMENT	63/892,721	USA	Oct. 3, 2025	PENDING	N/A	N/A
SYSTEMS AND METHODS OF SPACE-ENABLED, AI-DRIVEN COUNTER-UAS ARCHITECTURE WITH ASYNCHRONOUS ENCRYPTION AND HF-ASSISTED SENSOR FUSION	63/940,940	USA	Dec. 15, 2025	PENDING	N/A	N/A

Schedule 1.7 — Management Equity Grants

This Schedule forms part of the Agreement and summarizes the principal terms for equity grants by VisionWave to certain members of SaverOne’s management.

1. Equity Pool; Pricing.

VisionWave shall grant equity awards under its equity incentive plan (the “Plan”) with an aggregate grant-date value of USD $3,000,000 (the “Pool”). The number of shares shall be determined based on the VWAV Average Price as of the applicable grant date, subject to required approvals.

2. Participants; Allocation; Upfront Vesting.

The Participants and their respective target allocations from the Pool are:

(a) Ori Gilboa — 50%;

(b) Jacob Teneboim — 50%; and

(c) other SaverOne officers designated by the CEO of SaverOne - such portion of the Pool as may be determined in SaverOne CEO’s sole discretion, and subject to reallocation among all Participants.

3. Vesting.

The Pool shall vest upon each Stage Closing, in proportion to the relative value of VisionWave Common Stock issued by VisionWave to SaverOne at such Stage as determined under Sections 1.2-1.4 of the Agreement (including VWAV Average Price and Milestone certification).

For clarity, the vesting percentages are: Stage 1-39.1877% of the Pool; Stage 2-39.1877% of the Pool; and Stage 3-21.6246% of the Pool.

Vesting shall be effective as of the relevant Stage Closing date and reflected in award records accordingly.

4. Equal Treatment of Schedule 1.7 Shares

Notwithstanding anything to the contrary in the Agreement, any and all protections, privileges, and rights granted with respect to the VisionWave Shares issued under the Agreement (including, without limitation, the Value Protection Mechanism in Section 1.6) shall apply mutatis mutandis to, and be enjoyed by, the shares of VisionWave Common Stock issued pursuant to this Schedule 1.7.